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Exhibit 5.3

The Board of Directors
Pengrowth Corporation, as Administrator
of Pengrowth Energy Trust

Ladies and Gentlemen

       With respect to the Registration Statement on the Form F-10 of Pengrowth Energy Trust, we acknowledge our awareness of the use therein of our compilation report relating to the pro forma combined statement of income for the year ended December 31, 2002 and our comments for United States readers on differences between Canadian and United States reporting standards, both dated July 21, 2003.

       We are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for the compilation report and comments because they are not considered a "report" or a "part" of a registration statement prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

Very truly yours

/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
July 21, 2003

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Exhibit 5.3